Exhibit 21.1

LIST OF SUBSIDIARIES

1.	CVD/RMS Acquisition Corp., a Delaware corporation.

2.	Nellix, Inc., a Delaware corporation.

3.	ELGX International Holdings GP, a Cayman Islands company.

4.	Endologix International Holdings B.V., a Dutch corporation.

5.	ELGX South Korea Ltd.

6.	Endologix International B.V., a Dutch corporation.

7.	Endologix New Zealand Co., a New Zealand unlimited liability company.

8.	Endologix Bermuda L.P., a Bermuda partnership.

9.	Endologix Italia S.r.l., an Italian corporation.
10. Endologix Singapore Private Limited, a Singaporean limited private company.
11. Endologix Poland sp. zo.o, a Polish limited company.
12. TriVascular Technologies, Inc., a Delaware corporation.
13. TriVascular, Inc., a California corporation.
14. TriVascular Sales LLC, a Texas limited liability company.
15. TriVascular Germany GmbH, a German limited liability company.
16. TriVascular Switzerland Sarl, a Swiss limited liability company.
17. TriVascular Italia Sarl, an Italian limited liability company.
18. TriVascular Canada, LLC, a Delaware limited liability company.